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EXHIBIT 99

Contact:
Jack Natili	direct phone: 803.748.2643
President and Chief Executive Officer	fax: 803.748.2839
e-mail: jack.natili@seibels.com
Finance Contact:
Kenneth W. Marter	direct phone: 803.748.2767
Chief Financial Officer and Treasurer	fax: 803.748.8393
e-mail: ken.marter@seibels.com

FOR IMMEDIATE RELEASE

THE SEIBELS BRUCE GROUP, INC. ANNOUNCES
SETTLEMENT OF NORWEST FINANCIAL RESOURCES, INC. LITIGATION

    Columbia, South Carolina, August 01, 2001—The Seibels Bruce Group, Inc. (OTC Bulletin Board: SBIG) today announced that it reached a settlement with Wells Fargo Financial Resources, Inc. (f/k/a Norwest Financial Resources, Inc.) related to certain loans of a subsidiary of the Company which were sold to Norwest and later discovered to be incorrectly recorded as realizable assets. In the settlement, Wells Fargo agreed to dismiss the pending lawsuit. Seibels Bruce in turn agreed to pay Wells Fargo $100,000.

    "Within the last ten months we have been able to resolve three large legal actions, all of which have had a positive impact on our company. By having this case settle and as discussed in the earnings release, Seibels Bruce was able to recognize $370 thousand in income in the second quarter, due to the Company's adjusting the estimated settlement of this legal action," stated Matt McClure, general counsel.

    The Company announced last week that for the second quarter of 2001 it posted a net profit of $1.1 million, or $0.13 per share (basic and diluted) which included the effect of the Wells Fargo settlement. This was compared with a net loss of $21.6 million, or $2.76 per share, for last year's second quarter.

    "Our strategy of focusing on fee-based businesses and only those risk-bearing businesses that we believe can be profitable rewarded us with the fourth consecutive profitable quarter," said Jack Natili, president and chief executive officer. "We continue to be pleased that the strategy we implemented in the second quarter of last year is working."

    Natili concluded, "We remain optimistic about the future of Seibels Bruce as our team focuses its efforts on profitable businesses to provide value to our shareholders."

    The Seibels Bruce Group, Inc. receives fee-based income through the National Flood Insurance Program, various state-sponsored insurance plans, claim administration and other insurance services. In addition, it is a provider of automobile and commercial lines property and casualty insurance products. Additional information about Seibels Bruce can be found online at http://www.seibels.com.

    Certain items in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and as such involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Seibels Bruce or its subsidiaries to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Additional information concerning such matters is contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2001 and other documents subsequently filed by the Company with the SEC, all of which are available from the SEC. Such forward-looking statements speak only as of the date of this press release. Seibels Bruce expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Seibels Bruce's expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.

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  EXHIBIT 99